KEYSTONE MUTUAL FUNDS
SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of the 1ST day of  July, 2012, to the Fund Accounting Servicing Agreement dated as of June 29, 2006, as amended March 23, 2010 (the “Fund Accounting Agreement”) is entered into by and between Keystone Mutual Funds, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Fund Accounting Agreement; and

WHEREAS, the Trust and USBFS desire to amend the Fund Accounting Agreement; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 15. Term of Agreement; Amendment is hereby superseded and replaced with the following:

15.  Term of Agreement; Amendment.   This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

KEYSTONE MUTUAL FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Loren Kix	By: /s/ Michael R. McVoy
Name: Loren Kix	Name: Michael R. McVoy
Title: Senior Vice President	Title: Executive Vice President

7/2012